National General Holdings Corp. Announces Strong Fourth Quarter 2013 and Full Year 2013 Earnings

Financial Highlights

Fourth Quarter 2013

•	Operating earnings(1) of $10.1 million compared to $0.0 in the fourth quarter 2012

•	Basic operating EPS(1) of $0.13 compared to $0.00 in the fourth quarter 2012

•	Diluted operating EPS(1) of $0.13 compared to $0.00 in the fourth quarter 2012

•	Net income of $8.0 million compared to $0.6 million in the fourth quarter 2012

Full Year 2013

•	Operating earnings(1) of $46.8 million compared to $26.7 million in 2012

•	Basic operating EPS(1) of $0.72 compared to $0.59 in 2012

•	Diluted operating EPS(1) of $0.65 compared with $0.46 in 2012

•	Net income of $42.4 million compared to $32.7 million in 2012

•	Shareholders' equity was $642.9 million as of December 31, 2013

NEW YORK, Mar. 12, 2014 (GLOBE NEWSWIRE) – National General Holdings Corp. (NGHC) today reported fourth quarter 2013 operating earnings(1) of $10.1 million, or $0.13 diluted operating earnings per share compared to $0.0 million, or $0.00 diluted operating earnings per share in the fourth quarter of 2012. Fourth quarter 2013 net income totaled $8.0 million, or $0.10 diluted earnings per share, compared to $0.6 million, or $0.01 diluted earnings per share in the fourth quarter of 2012.

Full Year 2013 operating earnings(1) were $46.8 million, or $0.72 diluted operating earnings per share compared to $26.7 million, or $0.46 diluted operating earnings per share in 2012. Full Year 2013 net income totaled $42.4 million, or $0.59 diluted earnings per share, compared to $32.7 million, or $0.56 diluted earnings per share in 2012.

Michael Karfunkel, National General’s Chairman and Chief Executive Officer stated “Our fourth quarter and year end results continue to develop favorably and we have had a number of recent accomplishments that we believe will position us for an excellent 2014. These accomplishments include our previously announced agreement to acquire the Tower Group personal lines business scheduled to close this Summer and the related cut-through reinsurance agreement under which we currently reinsure new and renewal Tower Group personal lines business; our completion of our transition of 100% of our P&C policies onto our new policy administration system; and the completion of our follow-on 144A equity offering of 13.57 million shares at $14 per share on February 19, 2014 and our commencement of trading on NASDAQ on February 20, 2014.

Fourth Quarter 2013 Results

Total revenue was $269.3 million, an increase of $56.3 million, or 26%, compared to $213.0 million in the fourth quarter 2012. Gross written premium of $317.7 million decreased $4.8 million from $322.5 million in the same period a year ago reflecting our exit from certain unprofitable, non-core business. Net earned premium of $215.2 million increased $64.1 million, or 42%, from $151.1 million in the fourth quarter 2012 reflecting the run-off of the third party quota share.

Ceding commission income of $14.0 million decreased $11.1 million from $25.1 million for the fourth quarter 2012 reflecting the run-off of the third party quota share.

Service, fees, and other income of $34.5 million increased $9.7 million from $24.8 million for the fourth quarter 2012 primarily reflecting the acquisition of Euro Accident.

Investment income, excluding net realized gains and losses, totaled $8.7 million, an increase of 14% from $7.6 million in the fourth quarter 2012. In addition, fourth quarter 2013 results included net realized investment losses of $0.3 million on certain fixed income and equity investments compared with a gain of $0.8 million in the fourth quarter 2012. Other than temporary impairment losses of $(2.9) million increased $2.9 million from $0.0 million in the fourth quarter of 2012.

Loss and loss adjustment expense totaled $152.0 million, an increase of $33.9 million from $118.1 million in the fourth quarter 2012, reflecting the runoff of the third party quota share. Our loss ratio for the fourth quarter 2013 was 70.6% compared with 78.1% for the fourth quarter 2012, reflecting our exit from certain unprofitable, non-core business.

Acquisition costs and other expenses of $40.6 million increased $11.2 million from $29.4 million for the fourth quarter 2012. General and administrative expenses of $71.1 million increased $0.3 million from $70.8 million for the fourth quarter 2012. Expenses reflect the full cost of operating our new policy system and the runoff of our three legacy policy administration systems and the continued transition to our Cleveland, Ohio operational center.

Interest expense of $0.6 million increased $0.2 million from $0.4 million for the fourth quarter 2012.

Equity in earnings of unconsolidated subsidiaries of $1.7 million increased $0.3 million from $1.4 million for the fourth quarter 2012.

Full Year 2013 Results

Total revenue was $931.9 million, an increase of $123.7 million, or 15%, compared to $808.2 million for the year ended 2012. Gross written premium of $1.3 billion decreased $13.2 million from the same period a year ago reflecting our exit from certain unprofitable, non-core business. Net earned premium of $688.1 million increased $113.8 million, or 20%, from $574.3 million for the year ended 2012 reflecting the run-off of the third party quota share.

Ceding commission income of $87.1 million decreased $2.3 million from $89.4 million for the year ended 2012 reflecting the run-off of the third party quota share.

Service, fees, and other income of $127.5 million increased $33.8 million from $93.7 million for the year ended 2012 reflecting a full year from our Accident and Health (A&H) segment.

Investment income, excluding net realized gains and losses, totaled $30.8 million, an increase of 1% from $30.6 million in the year ended 2012. In addition, the year ended 2013 results included net realized investment gain of $1.2 million on certain fixed income and equity investments compared with a gain of $16.6 million in the year ended 2012. Other than temporary impairment losses of $(2.9) million increased $2.9 million from $0.0 for the year ended 2012.

Loss and loss adjustment expense totaled $462.1 million, an increase of $59.4 million from $402.7 million in the year ended 2012, reflecting the runoff of the third party quota share. Our loss ratio for the year ended 2013 was 67.2% compared with 70.1% for the year ended 2012, reflecting our exit from certain unprofitable, non-core business.

Acquisition costs and other expenses of $134.9 million increased $24.1 million from $110.8 million for the year ended 2012. General and administrative costs of $280.6 million increased $34.0 million from $246.6 million for the year ended 2012. Expenses reflect the full cost of operating our new policy system and the runoff our three legacy policy administration systems and the continued transition to our Cleveland, Ohio operational center.

Interest expense of $2.0 million increased $0.2 million from $1.8 million for the year ended 2012.

Equity in earnings (loss) of unconsolidated subsidiaries of $1.3 million increased $2.6 million from $(1.3) million for the year ended 2012.

Total assets of $2.8 billion increased $124.2 million, or 4.6%, from $2.7 billion at year end 2012. Total cash, cash equivalents and investments of $1.1 billion increased $124.8 million, or 12.6%, from $991.9 million as of year end 2012. Shareholders' equity of $642.9 million increased $229.9 million, or 55.7%, from $413.0 million at year end 2012.

(1) References to operating earnings and basic and diluted operating EPS are Non-GAAP financial measures defined by the Company as net income and basic earnings per share excluding after-tax net realized investment gain or loss on securities, equity in earnings (losses) of unconsolidated subsidiaries, and non-cash amortization of certain intangible assets. Please see the Non-GAAP Financial Measures table at the end of this release for important information about the use of these Non-GAAP measures and their reconciliation to GAAP.

Conference Call:
On March 12, 2014 at 11:00 AM ET, Chairman and CEO Michael Karfunkel and CFO Mike Weiner will review these results via a conference call that may be accessed as follows:

Toll-Free Dial-in: 888-267-2860
Toll Dial-in (outside the U.S.): 973-413-6102
Conference Entry Code: 842046
Webcast Registration: http://ir.nationalgeneral.com/events.cfm
A replay of the conference call will be accessible from 2:00 PM ET on Wednesday, March 12, 2014 to Wednesday, March 19, 2014 at 11:59 PM ET by dialing either toll-free 888.267.2860 within the U.S. or 973.413.6102 outside the U.S. and entering passcode 842046. In addition, a replay of the webcast can be also retrieved at http://ir.nationalgeneral.com/events.cfm

About National General Holdings Corp.
National General Holdings Corp. is an insurance holding company headquartered in New York, NY. It offers both personal lines property and casualty and accident and health insurance products, including personal and commercial automobile and recreational vehicle insurance, supplemental health insurance products and other niche insurance products.

Forward Looking Statements
This news release contains "forward-looking statements" that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, non-receipt of expected payments from insureds or reinsurers, changes in interest rates, a downgrade in the financial strength ratings of our insurance subsidiaries, the effect of the performance of financial markets on our investment portfolio, estimates of the fair value of life settlement contracts, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the cost and availability of reinsurance coverage, the effects of emerging claim and coverage issues, changes in the demand for our products, our degree of success in integrating acquired businesses, the effect of general economic conditions, state and federal legislation, regulations and regulatory investigations into industry practices, risks associated with conducting business outside the United States, developments relating to existing agreements, disruptions to our business relationships, breaches in data security or other disruptions involving our technology, heightened competition, changes in pricing environments, and changes in asset valuations. The forward-looking statements contained in this news release are made only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statements except as may be required by law. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected, is contained in the Company's filings with the Securities and Exchange Commission.

CONTACT: Investor and Press Contact:

National General Holdings Corp.
Office of the CFO
(212) 380-9500
Email: investors@ngic.com

Income Statement
($ in thousands, except per share data)
(Unaudited, except as noted)

	Three-Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
				Audited
Revenues:
Gross premium written	317,739	322,527	1,338,755	1,351,925
Ceded gross premium written	(116,066)	(181,391)	(659,439)	(719,431)

Net premium written	201,673	141,136	679,316	632,494
Change in unearned premiums	13,561	9,942	8,750	(58,242)
Net earned premium	215,234	151,078	688,066	574,252
Ceding commission income (primarily related parties)	13,999	25,074	87,100	89,360
Service, fees, and other income	34,488	24,793	127,541	93,739
Net investment income	8,715	7,569	30,808	30,550
Net realized gain (loss) on investments	(263)	756	1,200	16,612
Other than temporary impairment losses	(2,869)	0	(2,869)	0
Other revenue	0	3,760	16	3,728
Total revenue	269,304	213,030	931,862	808,241

Expenses:
Loss and loss adjustment expense	151,994	118,057	462,124	402,686
Acquisition costs and other	40,622	29,419	134,887	110,771
General and administrative	71,102	70,826	280,552	246,644
Interest expense	586	445	2,042	1,787
Total expenses	264,304	218,747	879,605	761,888

Equity in earnings (loss) of unconsolidated subsidiaries	1,726	1,355	1,274	(1,338)
Income (loss) before provision for income taxes	6,726	(4,362)	53,531	45,015
Provision for income taxes	(1,252)	(4,931)	11,140	12,309
Net Income	7,978	569	42,391	32,706
Less: net income attributable to non-controlling interest	38	0	82	0
Net Income attributable to NGHC	7,940	569	42,309	32,706
Less: cumulative dividends on preferred shares	0	1,167	2,158	4,674
Income available to common stockholders	7,940	(598)	40,151	28,032

Earnings per share data:
Basic earnings per share	0.10	(0.01)	0.62	0.62
Diluted earnings per share	0.10	0.01	0.59	0.56
Dividends declared per common share	0.01	0.00	0.01	0.00
Operating Earnings	10,061	(49)	46,821	26,698
Basic operating earnings per common share	0.13	(0.00)	0.72	0.59
Diluted operating earnings per common share	0.13	(0.00)	0.65	0.46
Weighted average number of basic shares outstanding	79,719,219	45,554,570	65,017,579	45,554,570
Weighted average number of diluted shares outstanding	80,365,105	58,343,761	71,801,613	58,286,700

Balance Sheet Highlights
($ in thousands)
(Unaudited, except as noted)

	December 31, 2013	December 31, 2012
		Audited

Cash and investments	1,116,707	991,865
Premiums and other receivables	449,252	450,140
Reinsurance recoverable on unpaid losses	950,828	991,447
Total assets	2,837,514	2,713,323
Unpaid loss and loss adjustment expense reserves	1,259,241	1,286,533
Unearned premiums	476,232	488,598
Shareholders' equity	642,867	413,042

Non-GAAP Financial Measures
Reconciliation of net income attributable to NGHC to operating earnings attributable to NGHC:
($ in thousands, except per share data)
(Unaudited, except as noted)

	Three-Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
				Audited

Net income	7,978	569	42,391	32,706
Add (subtract) net of tax:
Net realized gain (loss) on investments	171	(491)	(780)	(10,798)
Other than temporary impairment losses	1,865	0	1,865	0
Equity in earnings of unconsolidated subsidiaries	(1,122)	(881)	(828)	870
Non cash amortization of certain intangible assets	1,169	754	4,173	3,920
Operating earnings attributable to NGHC	10,061	(49)	46,821	26,698
Operating earnings per common share:
Basic operating earnings per common share	0.13	(0.00)	0.72	0.59
Diluted operating earnings per common share	0.13	(0.00)	0.65	0.46

Segment Information
($ in thousands, except per share data)
(Unaudited, except as noted)

	Three-Months Ended December 31,				Year Ended December 31,
	2013		2012		2013		2012
							Audited

	P&C	A&H	P&C	A&H	P&C	A&H	P&C	A&H
Revenues:
Gross premium written	309,220	8,519	316,307	6,220	1,305,254	33,501	1,343,658	8,267
Ceded gross premium written	(115,936)	(130)	(181,198)	(193)	(659,154)	(285)	(719,205)	(226)

Net premium written	193,284	8,389	135,109	6,027	646,100	33,216	624,453	8,041
Change in unearned premiums	13,565	(4)	9,941	1	8,749	1	(58,243)	1
Net earned premium	206,849	8,385	145,050	6,028	654,849	33,217	566,210	8,042
Ceding commission income (primarily related parties)	13,999	0	25,074	0	87,100	0	89,360	0
Service, fees, and other income	19,756	14,732	18,761	6,032	82,752	44,789	77,373	16,366
Total revenue	240,604	23,117	188,885	12,060	824,701	78,006	732,943	24,408

Expenses:
Loss and loss adjustment expense	142,591	9,403	106,299	11,758	435,989	26,135	387,628	15,058
Acquisition costs and other	33,659	6,963	25,977	3,442	110,509	24,378	99,699	11,072
General and administrative	60,669	10,433	69,051	1,775	252,345	28,207	241,046	5,598
Total expenses	236,919	26,799	201,327	16,975	798,843	78,720	728,373	31,728

Underwriting Income (Loss)	3,685	(3,682)	(12,442)	(4,915)	25,858	(714)	4,570	(7,320)

Loss and loss adjustment expense (2)	68.9%	112.1%	73.3%	195.1%	66.6%	78.7%	68.5%	187.2%
Net expense ratio (3)	29.3%	31.8%	35.3%	-13.6%	29.5%	23.4%	30.7%	3.8%
Combined ratio (4)	98.2%	143.9%	108.6%	181.5%	96.1%	102.1%	99.2%	191.0%

(2) Calculated by dividing net loss and loss adjustment expenses by net premiums earned.
(3) Calculated by dividing general and administrative expenses plus acquisitions costs and other expenses less service, fees, and other income less ceding commission income by net premiums earned.
(4) Calculated by adding together loss and loss expense ratio and net expense ratio.